Jinpan International Ltd. Agrees to Sell 1.35 Million Shares of Common Stock
Tuesday, December 19, 2006
Englewood Cliffs, New Jersey

JINPAN INTERNATIONAL LIMITED (“Jinpan”) (Amex: JST), one of the largest manufacturers and distributors of cast coil transformers in China, announced today that it has entered into definitive agreements to sell approximately 1.35 million shares of its common stock in a private placement for a total of $25.7 million. The company intends to use the proceeds to expand its current operating facilities in Haikou, to build a new manufacturing facility in Wuhan, China, to acquire the 15% minority interest in Hainan Jinpan Electric Company Limited, Jinpan’s operating company, and for general corporate purposes. The transaction is expected to close later this week.

The shares being sold have not been registered under the Securities Act of 1933 or any state securities laws and, until so registered, may not be offered or sold in the United States or any state absent registration or an applicable exemption from registration requirements.

Jefferies & Company, Inc. acted as the sole placement agent for the transaction.

About Jinpan

Jinpan International designs, manufacturers and distributes cast coil transformers for power distribution equipments in China. As the premier manufacturer of cast coil transformers, the company has been successful in gaining market share on a global basis. The company also manufactures equipment for wind power applications. Jinpan obtained International Standardizing Organization (ISO) 9001 certification for its quality management system in April 1997, ISO 14001 certification for its environment management system in September 2000, and later the OHSAS 18000 certification for meeting international occupational health and safety management system specifications, which makes the company one of only a few transformer manufacturers to meet all these standards.

For more information on Jinpan, visit www.jstusa.net.

STATEMENTS IN THIS PRESS RELEASE WHICH ARE NOT HISTORICAL DATA ARE FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES OR OTHER FACTORS NOT UNDER THE COMPANY'S CONTROL, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, THOSE DETAILED IN THE COMPANY'S PERIODIC FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Contact:
Jinpan International Limited
Mark Du, Principal Financial Officer
(201) 227-0680